Exhibit 10


                                     EMPLOYMENT AGREEMENT (this "Agreement")
                                dated as of December 21, 2006 (the "Agreement Date"), between PLIANT CORPORATION, a Delaware corporation (the "Company"), and HAROLD BEVIS (the "Executive").

     Each of the Company and its Subsidiaries is engaged in the business (the "Business") of producing and distributing polymer-based, value-added films and flexible packaging products for food, personal care, medical, agricultural, industrial and other applications.

     The Executive is currently employed by the Company as its President and Chief Executive Officer and has previously entered into an employment agreement with the Company dated as of January 1, 2004.

     Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") imposes additional taxes on deferred compensation that fails to meet certain requirements.

     The Company and the Executive each desire to amend the Executive's current employment agreement to comply with the requirements of Code Section 409A and to make certain additional modifications to the terms and conditions of Executive's employment by replacing the Executive's current employment agreement with a new employment agreement containing the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as set forth below.

     Section 1. Employment.
                ----------

     The Company hereby employs the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning with the Company's pay period immediately preceding the Agreement Date and ending on the Termination Date determined pursuant to Section 4(a) (the "Employment Period").

     Section 2. Base Salary and Benefits.
                ------------------------

     (a) During the Employment Period, the Executive's base salary shall be $675,000 per annum (the "Base Salary"), which salary shall be payable in such installments as is customary for senior executives of the Company, but not less frequently than monthly. In addition, during the Employment Period, (i) the Executive shall participate in all bonus and incentive plans or arrangements which may be provided by the Company from time to time to its senior executives, with award opportunities commensurate with Executive's position, duties and responsibilities, excluding the Pliant 2000 Stock Incentive Plan and the Pliant 2002 Stock Incentive Plan, but including the Management Incentive Plan for calendar years commencing after December 31, 2005, the Pliant 2006 Restricted Stock Incentive Plan and the Pliant Deferred Cash Incentive Plan; (ii) the Executive shall be entitled to participate in all savings and retirement plans which may be provided by the Company from time to time to its senior executives; (iii) the Executive and the Executive's spouse and children shall be eligible to participate in, and receive all benefits under, welfare and insurance benefit plans which may be provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, individual life, group life, dependent life, accidental death and travel accident plans) to senior executives of the Company and their spouses and children generally, in accordance with the terms of such plans; (iv) the Executive shall be entitled to fringe benefits which may be provided by the Company from time to time in accordance with the most favorable fringe benefit plans made available to senior executives of the Company, generally; and (v) the Executive shall be entitled to an office of a size and with furnishings and other appointments, and to secretarial and other assistance, which may be provided by the Company from time to time, in each case, in accordance with the most favorable policies applicable to senior executives of the Company generally. The Executive acknowledges that the current office, furnishings, appointments and secretarial and other assistance provided to him by the Company satisfies the requirements set forth in Section 2(a)(v). The Executive shall be entitled to take four weeks of paid vacation annually, or any greater amount of paid vacation to which he is entitled under the Company's vacation policy as in effect during the Employment Period. The Board shall conduct a review of, and may increase (but not decrease), the Executive's Base Salary on an annual or more frequent basis.

     (b) In addition to the Base Salary and other benefits specified in Section 2(a), the Company shall pay to the Executive a cash incentive bonus ("Bonus Compensation") for each calendar year ending during the Employment Period. The amount of Bonus Compensation, if any, payable to the Executive shall be determined and calculated in accordance with the terms of the Management Incentive Plan. Accrued Bonus Compensation for any calendar year shall be due and payable in the calendar year following the calendar year for which the Bonus Compensation was earned but in no event later than ten Business Days following the Company's receipt from its public accountants of the audited consolidated financial statements of the Company for the calendar year for which such Bonus Compensation was earned. Notwithstanding any provision in the Management Incentive Plan to the contrary, if the Executive's employment with the Company is terminated for any reason, the Company will pay the Executive his Bonus Compensation with respect to the calendar year preceding the calendar year in which Executive's employment terminated to the extent not previously paid. However, the Company will not pay the Executive any Bonus Compensation with respect to the calendar year in which the Executive's employment is terminated (other than pursuant to Section 5(a)(iii) and 5(b)(iv)) or for any calendar year ending thereafter.

     (c) The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

     (d) The Company shall deduct from any payments to be made by it to the Executive under this Agreement any amounts required to be withheld in respect of any Taxes.

     (e) The Company shall reimburse the Executive for (i) country club membership dues and expenses incurred in 2006 or incurred in the portion of any subsequent calendar year within the Employment Period in an amount not to exceed $14,000 per annum, (ii) tax and financial planning services and fees incurred in 2006 or incurred in the portion of any subsequent calendar year within the Employment Period in an amount not to exceed $10,500 per annum and (iii) the cost and expense of annual physicals at the Mayo clinic (or such other facility of the Executive's choosing) incurred in 2006 or incurred in the portion of any subsequent calendar year within the Employment Period in an amount not to exceed $7,000 per annum, with all such reimbursements for any calendar year subject to the Company's requirements with respect to reporting and documentation of such expenses. In addition, beginning in 2006 and continuing for the remainder of the Employment Period, the Company shall provide the Executive with an allowance of $27,600 per annum for automobile costs and expenses. In return for such allowance, the Executive agrees and acknowledges that he shall be responsible for all insurance, operating expenses and taxes related to such automobile and the allowance paid pursuant to this Section 2(e). Notwithstanding the foregoing, all reimbursements made to the Executive by the Company for allowances, fees and expenses incurred by the Executive during any calendar year pursuant to this
Section 2(e) shall be paid no later than March 15 of the calendar year following the calendar year in which such fees or expenses were incurred, provided that the Executive has by then complied with applicable Company requirements with respect to reporting and documentation of such expenses.

     Section 3. Position and Duties.
                -------------------

     (a) The Company employs the Executive as the President and Chief Executive Officer. His responsibilities and duties will be commensurate with the title of his position, and will include those duties and responsibilities normally performed by the Chief Executive Officer of a private corporation in the Business, including the management and direction of the affairs of the Company on a day to day basis and such other duties as the Board shall assign to the Executive from time to time. The Executive shall also have the non-exclusive authority to call and agenda items for meetings of the Board, so long as the Executive is a member of the Board and the Chief Executive Officer of the Company. All operations and staff personnel shall report directly to the Executive or through one or more officers designated by the Executive who shall report directly to the Executive. The Executive will report directly and exclusively to the Board. The Executive will perform his duties from the Schaumburg, Illinois location of the Company.

     (b) The Executive acknowledges and agrees to discharge his duties and otherwise act in a manner consistent with the best interests of the Company and its Subsidiaries. During the Employment Period, the Executive shall devote his best efforts, on a full-time basis, to the performance of his duties and responsibilities under this Agreement (except for vacations to which he is entitled pursuant to Section 2(a), illness or incapacity or other personal or personal investment activities that do not interfere with his full and timely performance of his duties and responsibilities under this Agreement). During the Employment Period, the Executive may, subject to Section 8, (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (iii) manage personal investments, so long as such activities, either individually or in the aggregate, do not materially conflict with the performance of the Executive's duties under this Agreement.

     Section 4. Termination.
                -----------

     (a) Termination Date. The Executive's employment under this Agreement shall terminate upon the earliest to occur (the date of such occurrence being the "Termination Date") of (i) July 31, 2010 (an "Expiration"), (ii) the effective date of the Executive's resignation (a "Resignation"), (iii) the effective date of the Executive's Resignation for Good Reason, (iv) the Executive's death, (v) the Executive's Disability, (vi) the Executive's Retirement, (vii) the effective date of a termination of the Executive's employment for Cause by the Company (including by the Board) (a "Termination for Cause"), and (viii) the effective date of a termination of the Executive's employment by the Company (including by the Board) for reasons that do not constitute Cause (a "Termination Without Cause"). The effective date of the Executive's Resignation or the Executive's Retirement shall be as determined under Section 4(b); the effective date of a Resignation for Good Reason shall be as determined under Section 4(c); the effective date of the Executive's Disability shall be the date specified in a Notice of Termination delivered to the Executive by the Company; and the effective date of a Termination for Cause or a Termination Without Cause shall be the date specified in the Notice of Termination delivered to the Executive by the Company.

     (b) Resignation or Retirement. The Executive shall give the Company and the Board at least ninety (90) days' prior written notice of a Resignation or Retirement, with the effective date of such Resignation or Retirement specified therein. The Board may, in its discretion, accelerate the effective date of a Resignation, but not of a Retirement.

     (c) Resignation for Good Reason. Except for a Resignation for Good Reason effected pursuant to Section 19(e), the Executive will give the Company and the Board at least thirty (30) days' prior written notice of a Resignation for Good Reason. Such notice may be provided only after the Company shall fail to cure or remedy the events described in the definition of "Resignation for Good Reason" (other than in clause (e) thereof) during the Cure Period.

     Section 5. Effect of Termination; Severance.
                --------------------------------

     (a) In the event of a Termination Without Cause or a Resignation for Good Reason, the Executive or his beneficiaries or estate shall receive the following:

          (i) a lump sum payment of the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date, payable on the Company's next payroll date;

          (ii) subject to Section 17(b), the monthly portion of the Base Salary, payable each month for the period beginning on the Termination Date and ending on the second anniversary of the Termination Date; provided, however, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9 on or after the Termination Date, the provisions of Section 11 shall apply;

          (iii) subject to Section 17(b), an amount equal to the Bonus Compensation that was paid or is payable to the Executive for the year preceding the calendar year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days of the then-current calendar year that elapse before the Termination Date, and the denominator of which is 365, payable in accordance with Section 2(b); provided, however, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9 on or after the Termination Date, the provisions of Section 11 shall apply;

          (iv) a lump sum reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Sections 2(c) and 2(e), payable on the next payroll date following the date on which such reimbursement expense request is submitted to the Company; and

          (v) subject to Section 17(a), continued participation in the Company's comprehensive medical and dental plan for the period beginning on the Termination Date and ending on the second anniversary of the Termination Date, with the COBRA continuation coverage qualifying event, connected with the Executive's termination occurring when he loses coverage at the end of that two-year period. If it is unable to obtain the consent of its medical and/or dental plan insurer to provide coverage under this clause (v), the Company may instead pay the full premium cost of other medical and dental insurance that provides comparable coverage for the required two year period, and require the Executive to pay an amount equal to the then-current COBRA continuation premium for the period commencing on the second anniversary of the Termination Date during which the Executive would be entitled to COBRA continuation coverage (with the Executive and his dependents being treated for all notice, election, coverage entitlement and other administrative purposes the same as other COBRA qualified beneficiaries under the Company's medical and dental plan). The parties agree that the Executive's entitlement to medical and dental coverage during the two years after the Termination Date will end on the date he becomes eligible for comprehensive medical and dental coverage under a plan of his successor employer, if he becomes so eligible before the second anniversary of the Termination Date.

     (b) In the event of the Executive's death, Disability, Retirement or an Expiration, the Executive or his beneficiaries or estate shall have the right to receive the following:

          (i) a lump sum payment of the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date, payable on the Company's next payroll date;

          (ii) a lump sum reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Sections 2(c) and 2(e), payable on the next payroll date following the date on which such reimbursement expense request is submitted to the Company; and

          (iii) subject to Section 17(b), in the event of a termination due to Disability, such Executive's Base Salary will continue to be paid in the same intervals as prior to the Executive's Disability until such time as the Executive first receives benefits under the Company's then-effective long-term disability plan; and

          (iv) subject to Section 17(b) and solely in the case of the Executive's death or Disability, an amount equal to the Bonus Compensation that was paid or is payable to the Executive for the year preceding the calendar year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days of the then current calendar year that elapse before the Termination Date, and the denominator of which is 365, payable in accordance with Section 2(b); provided, however, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9 on or after the Termination Date, the provisions of Section 11 shall apply.

     (c) In the event of a Termination for Cause or a Resignation, the Executive or his beneficiaries or estate shall have the right to receive the following:

          (i) a lump sum payment of the unpaid portion of the Base Salary, computed on a pro rata basis to the Termination Date, payable on the Company's next payroll date; and

          (ii) a lump sum reimbursement for any expenses for which the Executive shall not have been previously reimbursed, as provided in Section 2(c) and 2(e), payable on the next payroll date following the date on which such reimbursement expense request is submitted to the Company.

     (d) Notwithstanding any other term of this Agreement to the contrary, but subject to Section 11 hereof, upon termination of the Executive's employment for any reason, the Executive will in all events receive, when they would otherwise be then due and owing, any amounts that, as of his Termination Date, have accrued and become vested under the Pliant 2006 Restricted Stock Incentive Plan, the Pliant Deferred Cash Incentive Plan, the Company's qualified and nonqualified retirement plans, all statutory rights to receive or purchase welfare benefits, reimbursement for unreimbursed expenses in accordance with the policies of the Company in effect as of the Termination Date, accrued vacation pay, and any other employee benefits owing to him as of the Termination Date, all as determined in accordance with the applicable terms of the plans themselves and the laws applicable to them. In addition, the Company shall continue (i) to indemnify the Executive for acts and omissions which occurred prior to the Termination Date, subject to and in accordance with the terms of the Company's organizational documents referred to in Section 15(b) as they are in effect on the Termination Date and (ii) to retain coverage for the Executive under the Company's directors and officers liability insurance policies as provided in Section 15(a).

     (e) If the Executive is employed as the President and Chief Executive Officer of the Company following an Expiration (such period, the "Post-Employment Agreement Period") and no other event of termination of employment under this Agreement has occurred prior to such Expiration, the Executive shall be employed by the Company as an "at-will" employee during the Post-Employment Agreement Period. Accordingly, the Executive's employment may be terminated at any time during the Post-Employment Agreement Period, for any reason. Subject to Section 17(b), if the Executive's employment with the Company is terminated by the Company at any time during the Post-Employment Agreement Period for reasons that constitute a Termination without Cause, the Executive or his beneficiaries or estate shall receive the monthly portion of the Base Salary, payable monthly, during the period beginning on the date his employment with the Company is terminated and ending on the first anniversary thereof; provided, however, that in the event of a breach by the Executive of Sections 6, 7, 8 or 9, the provisions of Section 11 shall apply.

     (f) The Executive, so long as he is employed by the Company as President and Chief Executive Officer, regardless of whether or not this Agreement shall terminate or an Expiration shall occur, shall be elected to the Board and shall be a member of the Board pursuant and subject to the Stockholders Agreement. Upon termination of his employment with the Company for any reason, the Executive shall be deemed to have automatically resigned as an officer, manager, member and director of the Company and its Subsidiaries and the Executive shall execute and deliver to the Company documentation evidencing such resignations (but the failure to execute and deliver such documentation shall not affect such deemed resignations). The resignations effected by this Section 5(f) shall not constitute a "Resignation for Good Reason" or a "Resignation" hereunder.

     Section 6. Nondisclosure and Nonuse of Confidential Information.
                ----------------------------------------------------

     The Executive will not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except, during the Employment Period, to the extent that such disclosure or use is directly related to and reasonably consistent with the Executive's performance of duties assigned to the Executive by the Company, and except in connection with enforcing the Executive's rights under this Agreement or if compelled by a court or governmental agency.

     Section 7. Inventions and Patents.
                ----------------------

     The Executive agrees that all Work Product belongs to the Company. The Executive will perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product. Notwithstanding the foregoing, the Executive has been notified by the Company, and understands, that the foregoing provisions of this Section 7 do not apply to an invention for which no equipment, supplies, facilities or trade secret information of the Company or its affiliates was used and which was developed entirely on the Executive's own time, unless: (a) the invention relates (i) to the business of the Company, or (ii) to the Company's actual or demonstrably anticipated research and development, or (b) the invention results from any work performed by the Executive for the Company or any of its affiliates.

     Section 8. Non-Compete, Non-Solicitation, Non-Disparagement.
                ------------------------------------------------

     The Executive acknowledges and agrees that during the course of such Executive's association with the Company or any of its Subsidiaries, the Executive has had the opportunity to develop relationships with existing employees, customers and other business associates of the Company and its Subsidiaries which relationships constitute goodwill of the Company and its Subsidiaries, and the Company and its Subsidiaries would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill. Accordingly, from and after the Agreement Date, the Executive covenants and agrees to comply with the terms and provisions set forth in this Section 8.

     (a) The Executive acknowledges that the Company and its Subsidiaries currently conduct the Business throughout the world (the "Territory"). Accordingly, during the period (the "Non-Compete Period") commencing on the Agreement Date and ending on the first anniversary of either (i) the Termination Date or, (ii) the date of the Executive's termination of employment during any Post-Employment Agreement Period, as applicable, the Executive shall not, without the consent of the Company, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest (other than (i) an ownership interest of less than 1% of the outstanding common equity securities in any publicly traded company and (ii) an investment by the Executive in the restaurant business operated by the Executive's brother) in, any business which competes with the Business, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person. To the extent that the covenant provided for in this Section 8(a) or Section 8(b) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of this Section 8(a) and Section 8(b), and to add or delete specific words or phrases. This Section 8(a) and Section 8(b) as modified shall then be enforced.

     (b) The Executive covenants and agrees that during the Non-Compete Period, the Executive will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company or any of its Subsidiaries to terminate his or her employment with the Company or any of its Subsidiaries,
(ii) solicit any customer of the Company or any of its Subsidiaries to purchase products or services of or on behalf of the Executive or such other Person that are competitive with the products or services provided by the Company or any of its Subsidiaries or (iii) take any action (not otherwise described in Section 8(b)(i) and (ii)) intended to cause injury to the relationships between the Company or any of its Subsidiaries or any of their employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or any of its Subsidiaries as such relationship relates to the Company's or any of its Subsidiaries' conduct of the Business. Notwithstanding the foregoing, the restrictions set forth in Section 8(b)(i) shall expire on the first anniversary of a Liquidation Event.

     (c) The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits under this Agreement and the Pliant 2006 Restricted Stock Incentive Plan and Pliant Deferred Cash Incentive Plan to clearly justify such restrictions which, in any event, he does not believe would prevent him from otherwise earning a living.

     Section 9. Delivery of Materials Upon Termination of Employment.
                ----------------------------------------------------

     The Executive shall deliver to the Company at either (i) the termination of the Employment Period or, (ii) the termination of the Executive's employment during any Post-Employment Agreement Period, or (iii) at any other time the Company may request, as applicable, all property belonging to the Company or its Subsidiaries, including memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or Work Product which he may then possess or have under his control regardless of the location or form of such material and, if requested by the Company, will provide the Company with written confirmation that all such materials have been delivered to the Company.

     Section 10. Insurance.
                 ---------

     The Company may, for its own benefit, maintain "keyman" life and disability insurance policies covering the Executive. The Executive will cooperate with the Company and provide such information or other assistance as the Company may reasonably request in connection with the Company's obtaining and maintaining such policies.

     Section 11. Enforcement.
                 -----------

     Because the Executive's services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of Sections 5(f), 6, 7, 8 or 9 of this Agreement. Therefore, in the event of a breach or threatened breach of Sections 5(f), 6, 7, 8 or 9 of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, such Sections. In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if the Executive violates any provision of the foregoing Sections 5(f), 6, 7, 8 or 9, the Company shall have the right to setoff any payments then or thereafter due from the Company to the Executive pursuant to Section 5(a)(ii), Section 5(a)(iii), Section 5(b)(iv), Section 5(e), the Pliant 2006 Restricted Stock Incentive Plan and the Pliant Deferred Cash Incentive Plan against any damages and costs or expenses incurred by the Company or its Subsidiaries by such violation, in each case without limiting or affecting the Executive's obligations under such Sections 5(f), 6, 7, 8 and 9 or the Company's other rights and remedies available at law or equity.

     Section 12. Representations.
                 ---------------

     (a) Each party hereby represents and warrants to the other party that the execution, delivery and performance of this Agreement by such party does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which such party is a party or any judgment, order or decree to which such party is subject.

     (b) The Executive represents and warrants to the Company that the Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, confidentiality agreement or similar agreement with any Person other than the Company.

     (c) The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by the Board.

     Section 13. Expense Reimbursement and Default Interest.
                 ------------------------------------------

     (a) The Company will reimburse the Executive for reasonable legal fees and expenses incurred by the Executive in connection with the negotiation and execution of this Agreement.

     (b) If the Company fails to pay any amount due to the Executive under this Agreement within thirty (30) days after such amount became due and owing hereunder, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate (based on a 365 day year) equal to the prime lending rate publicly announced from time to time by Credit Suisse First Boston in effect at its principal office in New York City during the period of such nonpayment plus two percent.

     Section 14. No Mitigation.
                 -------------

     The Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction to the extent of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer or self employment.

     Section 15. Indemnification.
                 ---------------

     (a) During the Employment Period, the Company shall maintain directors and officers liability insurance covering the Executive through the second anniversary of the Termination Date. Such insurance shall provide coverage in amounts and on terms and conditions customary for a private corporation in the Business. The Executive confirms that the current directors and officers liability insurance policy satisfies the foregoing requirements.

     (b) During the Employment Period, the Company shall not amend or repeal any article, section or provision of the Company's Certificate of Incorporation or Bylaws related to liability and/or indemnification of officers and directors of the Company in a manner materially adverse to the Executive without the prior written consent of the Executive.

     Section 16. Parachute Gross-Up.
                 ------------------

     If the Executive incurs an excise tax imposed on "excess parachute payments" under Code Section 4999, as defined in Code Section 280G, on account of any amount paid or payable to, or for the benefit of, the Executive by the Company or its stockholders or affiliates in respect of obligations of the Company, in each case, in respect of this Agreement or any of the

Company's incentive and benefit plans, then, subject to Section 17(a), the Company shall pay the Executive an amount equal to the sum of (x) the excise taxes payable on such excess parachute payments, plus (y) an additional amount such that after payment of all Taxes on such additional amount there remains a balance sufficient to pay Taxes actually due and payable on the payment made in clause (x).

     Section 17. Section 409A Amendments.
                 -----------------------

     (a) This Agreement is intended to comply with the requirements set forth in
Section 409A of the Code, and any regulations and rulings thereunder ("Section 409A"), so as to avoid the imposition of excise taxes and other penalties ("409A Penalties") under Section 409A with respect to any amounts or benefits payable hereunder. If in the reasonable opinion of the Executive or his counsel, any amounts or benefits payable hereunder would subject the Executive to 409A Penalties, the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid, insofar as possible, such 409A Penalties while minimizing any material and adverse economic, tax or accounting impact on the Company.

     (b) Without limiting the generality of Section 17(a) and notwithstanding any other provision in this Agreement to the contrary, if immediately prior to the Termination Date or, as applicable, the termination of the Executive's employment during any Post-Employment Agreement Period, the Executive is a "specified employee" (within the meaning of Code Section 409A(a)(2)(B)(i) and the regulations or rulings thereunder), any payments otherwise payable to the Executive pursuant to clauses (ii) or (iii) of Section 5(a), clauses (iii) or
(iv) of Section 5(b) or Section 5(e) during the first six (6) months following the Termination Date or, as applicable, the termination of the Executive's employment during any Post-Employment Agreement Period (without regard to this
Section 17(b)) shall be delayed and paid to the Executive in a lump sum six (6) months following the Termination Date or, as applicable, the termination of the Executive's employment during any Post-Employment Agreement Period, and any remaining payments due under Section 5 shall be paid in accordance with the terms of Section 5; provided, however, that this Section 17(b) shall not apply if the Executive's employment is terminated due to his death or due to his disability (within the meaning of Code Section 409A(a)(2)(C)), and further provided that if the Executive dies prior to the expiration of the six (6) month period following the Termination Date or, as applicable, the termination of the Executive's employment during any Post-Employment Agreement Period, his beneficiaries or estate shall receive an immediate lump sum payment of all amounts otherwise payable to the Executive through the date of the Executive's death pursuant to Section 5 (without regard to this Section 17(b)) that were delayed pursuant to this Section 17(b), and any remaining payments due under
Section 5 will be paid in accordance with the terms of Section 5.

     Section 18. Definitions.
                 -----------

     "Board" shall mean the board of directors of the Company, excluding the Executive if he is a member thereof at such time.

     "Business Day" shall mean any day that is not (a) a Saturday, Sunday or legal holiday or (b) a day in which banks are not required by law to be open in New York, New York.

     "Cause" shall mean:

          (a) (i) the Executive commits a crime involving his fraud, theft or dishonesty or (ii) engages in willful or wrongful activities that are materially detrimental to the Company or its Subsidiaries;

          (b) the material and willful breach by the Executive of his responsibilities under this Agreement or willful failure to comply with reasonable directives or policies of the Company or the Board, but only if the Company has given Executive written notice specifying the breach or failure to comply, demanding that the Executive remedy the breach or failure to comply and the Executive (i) failed to remedy the alleged breach or failed to comply within thirty days after receipt of the written notice and (ii) failed to take all reasonable steps to that end during the thirty days after he received the notice; or

          (c) the continued use of alcohol or drugs by the Executive to an extent that such use interferes with the performance of the Executive's duties and responsibilities.

          Notwithstanding the foregoing, the term "Cause" shall not include any one or more of the following: (i) bad management decision-making by the Executive or (ii) any act or omission reasonably believed by the Executive in good faith to have been in and not opposed to the best interests of the Company and its Subsidiaries (without intent of the Executive to gain, directly or indirectly, a profit to which the Executive was not legally entitled) and reasonably believed by the Executive not to have been improper or unlawful.

          The Executive shall have an opportunity to appear before the Board, with or without legal representation, in connection with any event or circumstance which is the subject matter of a Termination for Cause in order to offer or present his perspective on any of the matters which are the subject of a Termination for Cause. In the event of a dispute between the Executive and the Company regarding whether "Cause" exists, any determination by the Board shall be subject to de novo review by any forum deciding the disputed issue; provided, however, that such de novo review shall not otherwise change or shift the burden of proof in connection with any dispute resolution proceeding.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985.

     "Code" means the Internal Revenue Code of 1986 and the regulations thereunder, as amended and in effect from time to time.

     "Common Stock" means the common stock of the Company, $0.01 par value per share.

     "Confidential Information" means information that is not known to the public, that is used, developed or obtained by the Company or any of its Subsidiaries in connection with the Business, and that the Executive learns in the course of performing services for the Company or any of its Subsidiaries, including, but not limited to, (a) information, observations, procedures and data obtained by the Executive while employed by the Company (including those obtained prior to the Agreement Date) concerning the business or affairs of the Company or any of its Subsidiaries, (b) products or services of the Company or any of its Subsidiaries, (c) costs and pricing structures of the Company or any of its Subsidiaries, (d) analyses of the Company or any of its Subsidiaries, (e) drawings, photographs and reports of the Company or any of its Subsidiaries, (f) computer software, including operating systems, applications and program listings of the Company or any of its Subsidiaries, (g) flow charts, manuals and documentation of the Company or any of its Subsidiaries, (h) data bases of the Company or any of its Subsidiaries, (i) accounting and business methods of the Company or any of its Subsidiaries, (j) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice of the Company or any of its Subsidiaries, (k) customers and customer lists of the Company or any of its Subsidiaries, (l) other copyrightable works of the Company or any of its Subsidiaries, (m) all production methods, processes, technology and trade secrets of the Company or any of its Subsidiaries, and (n) all similar and related information of the Company or any of its Subsidiaries in whatever form. Confidential Information will not include any information that is now or later becomes part of the public domain, without breach of this Agreement by the Executive.

     "Disability" means any medically determinable physical or mental impairment that has lasted, or is reasonably expected to last, for a period of at least six
(6) months, can reasonably be expected to be permanent or of indefinite duration, and renders the Executive unable to perform his duties hereunder, as certified by a physician jointly selected by the Company and the Executive or the Executive's legal representative.

     "JPMP" means J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership.

     "Liquidation Event" means the consummation of (a) the transfer (in one or a series of related transactions) of all or substantially all of the Company's consolidated assets to a Person or a group of Persons acting in concert (other than to a Subsidiary of the Company, JPMP or any of their respective affiliates); (b) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding Common Stock to one Person or a group of Persons acting in concert (other than to JPMP or any of its affiliates); or (c) the merger or consolidation of the Company with or into another Person (other than to JPMP or any of its affiliates), in the case of clauses (b) and (c) above, under circumstances in which the holders of a majority of the voting power of the outstanding Common Stock immediately prior to such transaction own less than a majority in voting power of the outstanding Common Stock or other voting securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction.

     "Notice of Termination" means a written notice delivered by the Company to the Executive which sets forth (a) the specific termination provisions in this Agreement relied upon by the Company to effect a termination of the Executive's employment hereunder, (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under such termination provision, as applicable, and (c) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

     "Person" shall be construed as broadly as possible and shall include an individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental authority.

     "Resignation for Good Reason" occurs if the Executive terminates his employment with the Company and the Subsidiaries in accordance with Section 4(c) because, without Executive's express written consent, any of the events described below occurs during the Employment Period and, with respect to the events described in clauses (a) through (d) below, the Company fails to cure or remedy the same within thirty days (the "Cure Period") after receiving written notice thereof from the Executive, which the Executive shall deliver within ninety (90) days following the occurrence of any of such events; it being agreed that the failure by the Executive to provide such notice during such 90 day period shall preclude the Executive from invoking any such events as the basis for a Resignation for Good Reason:

          (a) the assignment to the Executive of any material duty materially inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a);

          (b) the material breach by the Company of any material provision of this Agreement (it being agreed that the failure to elect or re-elect the Executive to the Board in accordance with Section 5(f) during the Employment Period and the failure to appoint or reappoint the Executive as the President and Chief Executive Officer of the Company in accordance with
     Section 3(a) during the Employment Period shall constitute a material breach by the Company of a material provision of this Agreement);

          (c) any reduction in the Base Salary or the applicable percentages of Base Salary set forth in the Management Incentive Plan which are used to determine the Bonus Compensation, if any, payable hereunder;

          (d) the Company requires the Executive to, or assigns duties to the Executive which would reasonably require him to, relocate his principal business office more than forty (40) miles from where it is located on the Agreement Date;

          (e) a termination of employment by the Executive for any reason or no reason at any time prior to the six month anniversary of the date of a Liquidation Event.

     "Retirement" means the Executive's election to terminate his employment with the Company and its Subsidiaries following the date of his sixty-fifth birthday.

     "Stockholders' Agreement" means the Stockholders' Agreement dated as of July 18, 2006, among the Company and the stockholders of the Company from time to time, as the same has been amended and as may be amended, modified or supplemented from time to time.

     "Subsidiary" of a Person means any other Person fifty percent (50%) or more of whose outstanding voting securities or other equity interests are directly or indirectly owned by the first Person.

     "Taxes" means any Federal, state or local income, excise or other taxes.

     "Work Product" shall mean all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, tradenames, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company's or any of its Subsidiaries' business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other Person) while employed by the Company (including those conceived, developed or made prior to the Agreement Date) together with all patent applications, letters patent, trademark, tradename and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

     Section 19. General Provisions.
                 ------------------

     (a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     (b) Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and sufficient if (i) delivered personally, (ii) delivered by certified United States Post Office mail, return receipt requested, (iii) telecopied or (iv) sent to the recipient by a nationally-recognized overnight courier service (charges prepaid) and addressed to the intended recipient as set forth below:

(i) if to the Executive, to him at:

                                    Harold Bevis
                                    1185 Acorn Trail
                                    Lake Forest, Illinois  60045
                                    Telephone: (847) 735-8508

                           with copy to:

                                    Sonnenschein Nath & Rosenthal LLP
                                    4520 Main Street
                                    Suite 1100
                                    Kansas City, Missouri 64111
                                    Attention: Steven L. Rist
                                    Telephone: (816) 460-2645
                                    Telecopier: (816) 460-2652

(ii) if to the Company, to:

                                    Pliant Corporation
                                    1475 Woodfield Road
                                    Suite 700
                                    Schaumburg, Illinois 60173
                                    Attention: Chief Financial Officer
                                    Telecopier: (847) 969-3338
                                    Telephone: (847) 969-3330

                           with copies to:

                                    CCMP Capital Advisors, LLC
                                    245 Park Avenue, 16th Floor
                                    New York, New York 10167-2403
                                    Telephone: (212) 600-9650
                                    Telecopier: (917) 464-9024
                                    Attention: Timothy Walsh

                           and

                                    O'Melveny & Myers LLP
                                    7 Times Square
                                    New York, New York 10036
                                    Telephone: (212) 408-2400
                                    Telecopier: (212) 408-2420
                                    Attention: Ilan S. Nissan, Esq.

                           and

                                    Sidley Austin LLP
                                    One South Dearborn Street
                                    Chicago, Illinois  60603
                                    Telephone: (312) 853-7000
                                    Telecopier: (312) 853-7036
                                    Attention:  Brian J. Gold;

or such other address as the recipient party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such communication shall deemed to have been delivered and received (i) in the case of personal delivery, on the date of such delivery, (ii) in the case of delivery by mail, on the date received, (iii) if telecopied, on the date telecopied as evidenced by confirmed receipt, and (iv) in the case of delivery by nationally recognized, overnight courier, on the date received.

     (c) Entire Agreement. This Agreement and the documents expressly referred to herein embody the complete agreement and understanding among the parties and, with respect to the subject matter of this Agreement, supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     (d) Counterparts and Facsimile Execution. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature to this Agreement that is delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery by such party of this Agreement.

     (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors, assigns, heirs, representatives and estate, as the case may be; provided, however, that the obligations of the Executive under this Agreement shall not be assigned without the prior written consent of the Company. The Company will request any successor to all or substantially all assets of the Company upon a Liquidation Event of the type specified in clause (a) thereof to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. If such successor shall not so assume the performance thereof or if the Executive does not consent to such assignment, then the Executive's sole recourse under this Agreement with respect to such event shall be to effect a Resignation for Good Reason, effective immediately prior to the consummation of such Liquidation Event; provided, however, that such Resignation for Good Reason shall not be effective if such Liquidation Event shall not be consummated. Any successor to the assets of the Company which so assumes or agrees to perform this Agreement with the consent of the Executive shall be liable under this Agreement as if such successor were the Company.

     (f) Payments to Beneficiary. If the Executive dies before receiving amounts to which the Executive is entitled under this Agreement, such amounts shall be paid in accordance with the terms of this Agreement to the beneficiary designated in writing by the Executive, or if none is so designated, to the Executive's estate.

     (g) Survival of the Executive's Rights. All of the Company's and Executive's rights hereunder shall survive any termination of the relationship of the Executive with the Company, other than those which expressly terminate, or are contemplated to terminate hereunder, upon a termination of employment.

     (h) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

     (i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Illinois.

     (j) Selection of Jurisdiction. WITH RESPECT TO ANY LAWSUIT OR PROCEEDING ARISING OUT OF OR BROUGHT WITH RESPECT TO THIS AGREEMENT, EACH OF THE PARTIES HERETO IRREVOCABLY (a) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES FEDERAL COURTS LOCATED IN CHICAGO, ILLINOIS; (b) WAIVES ANY OBJECTION IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT; (c) WAIVES ANY CLAIM THAT SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; AND (d) FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

     (k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

     (l) Mutual Contribution. The parties to this Agreement and their counsel have mutually contributed to its drafting. Consequently, no provision of this Agreement shall be construed against any party on the ground that one party drafted the provision or caused it to be drafted.

     (m) Descriptive Headings; Nouns and Pronouns. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of thus Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.


                                       PLIANT CORPORATION


                                       By:  /s/ R. David Corey
                                           -----------------------------------
                                       Name:  R. David Corey
                                       Title: Executive Vice President and
                                              Chief Operating Officer



                                       EXECUTIVE


                                       /s/ Harold Bevis
                                       ---------------------------------------
                                       Harold Bevis